Exhibit 4.2

Description of Debt Securities

General

Old National Bancorp’s (the “Company”) debt securities have been issued under the registration statement on Form S-3 (File No.: 333-196587), which was filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2014 and covers the issuance of the Company’s Debt Securities.  The debt securities will be direct unsecured general obligations of the Company and will be either senior or subordinated debt.  The debt securities are governed by an indenture dated as of July 23, 1997(the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee, as supplemented by the second indenture dated August 15, 2014.  The discussion of the material provisions of the indenture, the debt securities and the material terms of a particular series of debt securities are subject to and are qualified in their entirety by reference to all of the provisions of the indentures.

The Base Indenture, as supplemented, does not limit the aggregate principal amount of the debt securities issued under it. The debt securities may be issued in one or more series. The terms of each series of debt securities will be established by or pursuant to a resolution of the Board and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series.

The debt securities are issuable only in fully registered form, without interest coupons, or in the form of one or more global debt securities. The debt securities are issuable only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement of a particular series of debt securities.  The stated maturity of the Notes shall be August 15, 2024.

Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, principal of and interest and premium, if any, on the debt securities will be payable at the Company’s office or agency maintained, or, at the Company’s option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, the trustee initially will be a paying agent and registrar under the indenture. The Company may act as paying agent or registrar under the indenture.

Unless otherwise indicated in the applicable prospectus supplement of a particular series of debt securities, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.

The Company currently has the following series of senior notes issued and outstanding:

•	4.125% Senior Notes due 2024, issued pursuant to the registration statement on Form S-3 filed with the SEC on August 8, 2013 (Filed No. 333- 196587)

Certain Covenants

Limitation on Liens

For so long as any of the Notes are Outstanding, the Company will not, nor will the Company permit Old National Bank, or any successor (a “Material Subsidiary”) to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of capital stock having voting power (the “Voting Stock”) of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material  Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary.

Exceptions include:

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pledge, encumbrance or lien upon any such shares of Voting Stock to secure indebtedness of the Company or a Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

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lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) which secure obligations of less than $1 million in amount;

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lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1 million; or

•	any pledge or lien on the Voting Stock of the Material Subsidiary to secure a loan or other extension of credit by a Subsidiary subject to Section 23A of the Federal Reserve Act.

Limitation on Consolidation, Merger and Sale of Assets

The Company may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

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merge or consolidate with or into any corporation or other Person, unless the Company is the surviving corporation or Person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding Voting Stock; or

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lease, sell, assign or transfer all or substantially all of its properties and assets to any Person (other than the Company), unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that Person.

Notwithstanding the foregoing, any such sale, assignment or transfer of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (A) required by law, such lease, sale, assignment or transfer of securities is made to any Person for the purpose of the qualification of such Person to serve as a director; (B) such lease, sale, assignment or transfer of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any Person other than the Company or any Subsidiary; (C) made in connection with the consolidation of the Company with or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or merger of the Company with or into any other Person; (D) required by any law or any rule, regulation or order of any governmental agency or authority; or (E) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any Person; provided, that, in the case of (E) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock of such Person will be owned, directly or indirectly, by the Company and (z) the Consolidated Assets of the Company will be at least equal to 70% of the Consolidated Assets of the Company prior thereto; and nothing in this Section shall prohibit the Company or the Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank of Indianapolis advances, recourse obligations incurred in connection with the Material Subsidiary’s lending activities and letters of credit.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the debt securities of any series (unless otherwise indicated):

1.	the Company defaults in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and such default continues for a period of 30 days;
2.

the Company defaults in the payment of all or any part of the principal of any of the Notes as and when the same shall become due and payable either at maturity, by declaration of acceleration or otherwise;

3.

the Company fails to perform any other covenant or agreement on the part of the Company contained in the Notes or in the Indenture and such failure continues for a period of 90 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” under the Indenture and demanding that the Company remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding;

4.

a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or the Material Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a decree or order adjudging the Company or the Material Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company or the Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or the Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

5.

the Company or the Material Subsidiary shall commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or the Material Subsidiary, or the filing by the Company or the Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by the Company or the Material Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or the Material Subsidiary or of any substantial part of its property, or the making by the Company or the Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by the Company or the Material Subsidiary in furtherance of any such action; or

6.

the Company shall default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Company or the Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or the Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such Indebtedness now exists or is created or incurred in the future, which default (a) constitutes a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of any applicable grace period or (b) results in such Indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (a), such Indebtedness having been discharged or, in the case of clause (b), without such Indebtedness having been discharged or such acceleration having been rescinded or annulled.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable immediately. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of or interest on the Notes.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
(b)	the Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to the Trustee to pursue the remedy;
(c)	such Holders offer and provide to the Trustee security or indemnity acceptable to it against any loss, liability or expense;
(d)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer and the provision of security or indemnity acceptable to it; and
(e)	the Holders of a majority in principal amount of the then Outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

No Holder of a Note shall have any right in any manner whatsoever by virtue of or by availing itself of any provision of the Indenture, as supplemented by this Second Indenture Supplement, to affect, disturb or prejudice the rights of any other Holder of a Note, or to obtain or seek to obtain priority over or preference to any other Holder, or to enforce any right under the Indenture, as supplemented by this Second Indenture Supplement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes.

Modification and Waiver

Subject to certain exceptions, the indenture may be modified or amended by the Company and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;
•	reduce the principal amount of, or the rate or amount of interest on, or any premium or additional amounts payable with respect to, any debt security;
•	reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy;
•	adversely affect any right of repayment at the option of the holder of any debt security;
•	change any place of payment of the principal of, any premium or interest on or any additional amounts in respect of, any debt security;
•	impair the right to institute suit for the enforcement of any required payment on or after the stated maturity, or any date of redemption or repayment;
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reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to modify or amend the indenture with respect to that series or reduce the percentage of outstanding debt securities of any series necessary to waive any past default or compliance with certain restrictive provisions to less than a majority in aggregate principal amount of that series, or reduce certain requirements of the indenture for quorum or voting;

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modify the provisions of the indenture relating to modification and waiver, except to increase the percentage in aggregate principal amount of the outstanding debt securities of the series whose consent is necessary for the modification or waiver or to provide that certain provisions of the indenture cannot be modified or waived without the consent of each holder of outstanding debt securities affected by the change; or

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in the case of the subordinated indenture, modify the provisions of the subordinated indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

The Company and the trustee may modify or amend each of the indentures without the consent of any holder of outstanding debt securities, for any of the following purposes:

•	to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company;
•	to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company;
•	to add any additional events of default with respect to all or any series of debt securities;

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to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

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to add to, change or eliminate any provision of the indenture, provided that such amendment will become effective only if there is no outstanding debt security of any series entitled to the benefit of the provision or the amendment does not apply to any then outstanding debt security;

•	with respect to the senior indenture, to secure the debt securities pursuant to the requirements of the indenture or otherwise;
•	to establish the form or terms of the debt securities of any series;
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to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions as is necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

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to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit of monies or government obligations in trust in accordance with the provisions of the indenture;

•	to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authentication and delivery of the debt securities as set forth in the indenture; or
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to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us of certain restrictive provisions applicable to such series.

Defeasance

The Company has the option to omit to comply with the covenants described under “Limitations on Liens” above, if applicable, and any additional covenants applicable to that series of senior debt securities to which this option would apply. In order to exercise this option, we will be required to irrevocably deposit with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on and any mandatory sinking fund payments or analogous payments on any additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We will also be required to meet the applicable conditions set forth in the indenture including that we deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for Federal income tax purposes.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of Indiana.

Discharge

The senior indenture provides that we and the trustee, without the consent of any holder of outstanding senior debt securities, may execute a supplemental indenture to provide that we will be discharged from any and all obligations in respect of the senior debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit with the trustee, in trust, of money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments or additional amounts in respect of the senior debt securities of that series on the dates those payments are due in accordance with the terms of the senior indenture and the senior debt securities of that series. We and the trustee may execute this supplemental indenture only if the applicable conditions set forth in the senior indenture have been satisfied, including that we have delivered an opinion of counsel to the trustee to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable Federal income tax law, in either case, to the effect that such a discharge will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

In addition, each indenture provides that, when the applicable conditions set forth in the indenture have been satisfied with respect to a series of debt securities, upon the request of the Company, the indenture will cease to be of further effect with respect to that series, except as to any surviving right of registration of transfer or exchange of debt securities. These conditions include that

•	all debt securities of the series either have been delivered to the trustee for cancellation or will be due, or are to be called for redemption, within one year, and
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with respect to all debt securities of that series not previously delivered to the trustee for cancellation, there have been irrevocably deposited with the trustee, in trust, money or government obligations, or a combination of money and government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium and interest on and any additional amounts on, all the debt securities of that series on the dates those payments are due in accordance with the terms of the indenture and the debt securities of that series.